EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, effective on March 1st, 2014 (the “Effective Date”), is between DEBT RESOLVE, INC., a Delaware corporation (hereinafter referred to as the “Company”), and STANLEY E. FREIMUTH (hereinafter referred to as "Executive").

WITNESSETH:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1. APPOINTMENT AND TERM. Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, as the Chief Executive Officer of the Company, all in accordance with the terms and conditions set forth herein, for a period of three (3) years commencing on the Effective Date (the “Initial Term”). At the end of the Initial Term, this Agreement shall be extended automatically for successive periods of one (1) year each (each a “Renewal Period”), unless either the Company or the Executive notifies the other party in writing at least ninety (90) days prior to the end of the Initial Term or the then current Renewal Period, in which case (A) this Agreement will terminate at the end of the Initial Term or the then current Renewal Period and (B) Section 6(g) hereof shall apply. All references herein to the “Term” shall refer to both the Initial Term and any successive Renewal Period. The date upon which the Term of this Agreement expires shall be referred to herein as the “Expiration Date”. On the Effective Date, Company shall appoint Executive as a member of the Board of Directors of the Company (the “Board”), and he shall remain a member during the Term of this Agreement.

2. SCOPE OF DUTIES. During the term of this Agreement, the Executive shall report to the Board and shall, unless prevented by incapacity, devote his business time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board, such duties to be consistent with his position. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; and/or (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by the Executive so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder and shall not involve any active day-to-day employee or management role at any other organization or entity. The executive shall be based in Westchester County, New York.

3. COMPENSATION

(a) Monthly Salary; Expenses. For the services and duties to be rendered and performed by Executive during the Term, the Company agrees to pay Executive a monthly salary, at the rate of Seventeen Thousand Five Hundred Dollars ($17,500) per month (the “Base Salary”), payable in equal monthly or semi-monthly installments, consistent with the policies of the Company for employees, effective on the Effective Date. In addition, at such time as the Company achieves a positive net cash flow from operations for three consecutive months the Base Salary will be increased to Twenty Five Thousand dollars ($25,000) per month. The Company shall reimburse Executive for all expenses reasonably and necessarily incurred in connection with his employment by the Company, including traveling expenses while absent on the Company's business upon receipt of an approved expense report.

(b) Stock and other Incentive Compensation.

(i) Executive shall be issued 5,000,000 fully vested shares of Common Stock of the Company on the Effective Date.

(ii) Executive shall be provided a $25,000.00 sign-on bonus on the Effective Date.

(iii) Executive shall have an annual bonus potential of up to 100% of his year-ending annual base salary based upon the achievement of mutually agreed upon performance criteria. Such bonus will be paid at the end of each fiscal year within 30 days of closing the prior year’s financials. Executive may receive discretionary bonuses in cash or in the form of options, restricted stock and other equity (collectively, “Equity”) at the discretion of the Board.

(iv) Executive shall be granted options to purchase a further 3,000,000 shares of Common Stock of the Company (the “Stock Options”) on the Effective Date. One-third of the Stock Options will vest on the earlier of the first anniversary of the Effective Date or the date on which the closing price of a share of Common Stock on the OTCQB marketplace is greater than $0.50 for twenty (20) consecutive trading days, one-third of the Stock Options will vest on the earlier of the second anniversary of the Effective Date or the date on which the closing price of a share of Common Stock on the OTCQB marketplace is greater than $1.00 for twenty (20) consecutive trading days and the remaining one-third of the Stock Options will vest on the earlier of the third anniversary of the Effective Date or the date on which the closing price of a share of Common Stock on the OTCQB marketplace is greater than $1.50 for twenty (20) consecutive trading days.

(v) The parties agree that the Base Salary, as well annual and discretionary bonuses, shall be reviewed in good faith by the Board from time to time after December 31, 2014.

4. HEALTH INSURANCE AND OTHER FRINGE BENEFITS.

In addition to the compensation specified in Section 3, the Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to health, dental and vision, where allowed by the policies carried, in effect on the Effective Date, and any benefit programs adopted after the Effective Date.

At such time as the Board deems appropriate (but no later than when the Company is net cash flow positive for three consecutive months), the Company will provide the Executive with a monthly automobile allowance of $1,000 per month.

5. VACATION

The Executive shall be entitled to four (4) weeks vacation (in addition to the usual national holidays) during each calendar year during which he serves hereunder. Such vacation shall be taken at such time or times as reasonably requested by the Executive. Vacation not taken during a calendar year may not be carried forward.

6. TERMINATION.

This Agreement shall terminate on the Expiration Date, unless terminated earlier as provided below. In the event that, at least ninety (90) days prior to the end of the Term of this Agreement, the Company notifies the Executive in writing of the Company’s intention not to renew this Agreement, then (A) the Executive will receive from the Company Executive’s then current Base Salary for a period of three (3) months following the Expiration Date and (B) the terms of Section 9 hereof shall apply to the Executive during such three-month period.

(a) The Company may terminate the Executive’s employment for “Cause” at any time by providing the Executive at least thirty (30) days’ prior written notice. For purposes of this Agreement, “Cause” shall mean: (i) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive materially and demonstrably related to or materially and demonstrably affecting the performance of his duties; (ii) the Executive’s continuing and intentional breach, non-performance or non-observance of any of the material terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default within thirty (30) days after the Company’s delivery of such notice; (iii) upon the Executive’s conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company. If this Agreement is terminated by the Company pursuant to this Section 6(b), then, the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein, other than the payment of the Base Salary through the effective date of termination, as well as any annual or discretionary bonuses earned, but not yet paid, as of the effective date of such termination, and, all Equity, including the Stock Options, that have not then vested shall be immediately forfeited. From and after the date of such termination, Executive shall continue to be subject to the terms of Sections 7 and 8 hereof.

(b) The Executive’s employment shall terminate upon the death of Executive. If the Executive’s employment terminates as a result of the death of the Executive, the Executive’s estate shall be entitled to receive his then current Base Salary through the date of death, as well as any annual and discretionary bonuses earned but then unpaid, and all unvested Equity, including the Stock Options, that has previously been granted to Executive shall vest on the effective date of such termination and any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable, subject to SEC rules.

(c) At the option of the Company and subject to applicable law, in the event of the Executive’s disability, upon sixty (60) days’ written notice to the Executive, the Executive shall be deemed disabled if an independent medical doctor (selected by the Company’s health insurer) certifies that the Executive, for ninety (90) consecutive days or one hundred twenty (120) non- consecutive days in any twelve (12)-month period, has been unable to perform the essential functions of his job duties with or without reasonable accommodation. The Executive will cooperate in submitting to a medical examination for the purpose of certifying disability under this Section 6(c) if requested by the Company. In the case of termination due to disability, the Executive will receive any annual and discretionary bonuses earned but then unpaid and his then current Base Salary until such time (but not more than 180 days after such termination for disability) as payments begin under any long term disability insurance plan of the Executive, if any, and all unvested Equity, including the Stock Options, that has previously been granted to Executive shall vest on the effective date of such termination and any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable, subject to SEC rules. From and after the date of such termination, Executive shall continue to be subject to the terms of Sections 7 and 8 hereof.

(d) Notwithstanding any other provision of this Agreement, the Executive may terminate his employment with Good Reason at any time by providing the Company at least thirty (30) days’ prior written notice. For purposes of this Agreement, “Good Reason” shall mean: (i) any material diminution in Executive’s duties, title, authority or reporting line; (ii) a reduction in or failure to pay compensation when due; (iii) a Change in Control (as defined below); (iv) the Executive’s benefits under any employee benefit or welfare plan are reduced to less (subject to the Company’s right to provide equivalent benefits in cash or otherwise in kind) than the benefits of 90% of the Company’s employees under any employee benefit or welfare plan, unless the Executive initiates such reduction; or (v) the Executive is reassigned, without his consent, to a principal work place that is more than 50 miles from White Plains, NY. In the case of Resignation with Good Reason, the Executive will receive any annual and discretionary bonuses earned but then unpaid and will receive his then current Base Salary for a period of eighteen (18) months after the date of resignation, and all unvested Equity, including the Stock Options, that has previously been granted to Executive shall vest on the effective date of such resignation and any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable subject to SEC rules. From and after the date of such resignation, Executive shall continue to be subject to the terms of Sections 7 and 8 hereof and the terms of Section 9 hereof for a period of eighteen (18) months following the date of such resignation.

(e) Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause at any time by providing the Executive sixty (60) days’ written notice or payment of salary for sixty (60) days in lieu of such notice. In the case of termination without Cause, the Executive will receive any annual and discretionary bonuses earned but then unpaid and will receive his then current Base Salary for a period of eighteen (18) months after the date of termination, and all unvested Equity, including the Stock Options, that has previously been granted to Executive shall vest on the effective date of such termination and any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable, subject to SEC rules. From and after the date of such termination, Executive shall continue to be subject to the terms of Sections 7 and 8 hereof and the terms of Section 9 hereof for a period of eighteen (18) months following the date of such termination.

(f) Change in Control.

(i)  If during the Term of this Agreement there is a Change in Control of the Company, and the Executive's employment with the Company is terminated other than for Cause, or Executive resigns with Good Reason, in connection with or within one and one-half (1 1/2) years after such Change in Control, then the Executive shall be entitled to receive a lump sum cash payment as provided in Section 6(f)(ii) below. The Executive agrees that, upon receipt of such payment, he shall continue to be subject to the terms of Sections 7 and 8 hereof and shall be bound by the terms of Section 9 hereof for a period of one year from the date of such termination or resignation.

(ii) Subject to Section 6(f)(iii), hereof, the lump sum cash payment (the "Payment") shall be in an amount equal to 2.99 times the Executive's average annual cash compensation (Base Salary, annual bonuses and discretionary bonuses), for all periods during the Term. For any year of employment that is less than a complete year, all amounts earned shall be annualized for purposes of this calculation. In addition, in the event of a Change in Control, all Equity that has been granted to the Executive shall be subject to immediate vesting.

(iii) Payment under this Section 6(f) shall be in lieu of any amount owed to the Executive as severance payments for termination without Cause or resignation with Good Reason under Sections 6(d) or 6(e) hereof. However, payment under this Section 6(f) shall not be reduced by any compensation which the Executive may receive from other employment with another employer after termination of his employment with the Company. The Company shall have no obligation to make any contributions to any retirement plan that may be applicable to the Executive after a Change in Control of the Company. The Executive shall be entitled to contributions made by the Company to any retirement plan that may be applicable to the Executive on the Executive's behalf prior to a Change in Control of the Company, which have vested and for which the Executive is otherwise eligible in accordance with the written terms of the official plan documents governing any applicable retirement plan.

Payment shall be made at the earliest practicable date without triggering a tax or penalty under Section 409A of the Internal Revenue Code, however any payment due under this section 12 shall be made not later than 2-1/2 months following the end of the year in which occurs the later of the Change in Control or the Executive's termination of employment; provided, however, that if the Change in Control is not a "change in control" within the meaning of Section 409A(a)(2)(A)(v) of the Code then payment shall be made at the first to occur of any event following a Change in Control that would permit distribution under Section 409A(a)(2)(A) of the Code. In the event that the Payment triggers an excise tax or penalty under 280G provisions of the tax code, Company agrees to reimburse the Executive the full amount of such excise tax or penalty plus a gross-up to cover the income taxes on such reimbursement.

In addition, in the event of a Change in Control, all Equity that has been granted to the Executive shall be subject to immediate vesting.

(iv) A “Change in Control” of the Company, for purposes of this Agreement, shall be deemed to have taken place (A) if as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company within twelve months before such transaction shall cease to constitute a majority of the Board of the Company or any successor entity; (B) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned beneficially by persons other than the shareholders who owned beneficially more than 50% of the combined voting power of the Company’s securities immediately prior to such merger, consolidation or other reorganization; (C) the sale, transfer or other disposition of all or substantially all of the Company’s assets .

(v) The Company shall have no obligation to make the payments set forth herein if the Executive is in material breach of the Executive's obligations under this Agreement. The Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, the Board, or affiliated entities or persons, and the current and former directors, officers, employees and agents of the Company, in a form acceptable to the Company (the "Release"), as a condition to receiving the payments set forth in this Section 6(f)

7. CONFIDENTIAL INFORMATION

(a) The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any proprietary secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any proprietary secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the consumer debt collection business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b) The term Confidential Information as defined in Section 7(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

(c) In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 7 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 7 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

8. PATENTS.

Executive agrees to and does hereby sell, assign, transfer and set over to the Company, its successors, assigns, or affiliates, as the case may be, all his right, title, and interest in and to any inventions, improvements, processes, patents or applications for patents which he has developed or develops or conceives individually or in conjunction with others during his employment by the Company, or, having possibly conceived same prior to his employment, may complete while in the employ of the Company or any of its affiliates, in both cases whether during or outside business hours, whether or not on the Company's premises, in connection with any matters with which his employment by the Company or any of its affiliates is or may be concerned, to be held and enjoyed by the Company, its successors, assigns or affiliates, as the case may be, to the full extent of the term for which any Letters Patent may be granted and as fully as the same would have been held by Executive, had this Agreement, sale or assignment not been made. Executive will make, execute and deliver any and all instruments and documents necessary to obtain patents for such inventions, improvements and processes in any and all countries. Executive hereby irrevocably appoints the Company to be his attorney in fact in the name of and on behalf of Executive to execute all such instruments and do all such things and generally to use the Executive's name for the purposes of assuring to the Company (or its nominee) the full benefit of its rights under the provisions of this Article 8.

9. CERTAIN COVENANTS.

(a) Covenant Not to Compete. Executive agrees that during the Term, and for a period of one (1) year after termination of employment, he will not, without the express written permission of the Company, which may be given or withheld in the Company’s sole discretion, directly or indirectly own, manage, operate, control, lend money to, endorse the obligations of, or participate or be connected as an officer, director, 5% or more stockholder of a publicly-held company, stockholder of a closely-held company, employee, partner or otherwise, with any enterprise or individual engaged in a business which is directly competitive with the business conducted by the Company. For the purposes of this Agreement, directly competitive shall mean any company engaged in sales of (i) debt resolution software, or (ii) collection software, or (iii) applications or extensions of the Company’s debt resolution technology.

 (b) Covenant Regarding Solicitation of Customers and Employees. Executive agrees that during the Term, and for a period of one (1) year after termination of employment, he will not (i) solicit any past, present or future customers of the Company in any way relating to the business of the Company, or (ii) induce or actively attempt to influence any other employee or consultant of the Company to terminate his or her employment or consultancy with the Company.

(c) Scope of Covenants. It is understood and acknowledged by both parties that, inasmuch as the Company intends to transact business worldwide, the covenants set forth in this Article 9 shall be enforced throughout the United States and in any other country in which the Company does business.

10. LEGAL EXPENSES. The Company shall indemnify and hold harmless the Executive from and against any and all costs and liabilities, including without limitation reasonable attorneys' fees, arising out of or in connection with becoming, being or having been an officer or director of the Company, except in relation to matters as to which the Executive shall be finally adjudged not to have acted in good faith in the reasonable belief that his action or failure to act was in the best interest of the Company.

11. REMEDIES

(a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b) The covenants of each of Sections 7, 8 and 9 hereof shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 7, 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

12. COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

13. WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14. BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

15. NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(c)	If to the Executive, to him at: Stanley E. Freimuth 104 Sterling Rd Harrison, NY 10528 and

(d)	If to the Company, to it at: Debt Resolve, Inc. 1133 Westchester Ave. Suite S-223 White Plains, NY 10604 Attention: General Counsel

16. MISCELLANEOUS

(a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, or terminated except upon written amendment approved by the Board of Directors and executed by a duly authorized officer of the Company and the Executive.

(b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(e) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 7, 8, 9 and 10), shall be determined by final and binding arbitration in Westchester County, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

(f) If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(g) Indemnification. The Company hereby agrees to indemnify the Executive pursuant to this Agreement to the fullest extent permitted by applicable law from and against any and all liability, costs and expenses (including reasonable attorneys' fees) that may be incurred by the Executive (i) as a result of Executive's rendering of services to the Company, other than any such liability which arises as a direct result of the material and demonstrable willful misconduct or gross negligence of the Executive, and (ii) as a result of Executive’s rendering of his duties hereunder, in accordance with the certificate of incorporation of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DEBT RESOLVE, INC.

By:	/s/ William M. Mooney, Jr.
William M. Mooney, Jr.
Chair, Compensation Committee

EXECUTIVE

By:	/s/ Stanley E. Freimuth
Stanley E. Freimuth